Exhibit 5.1

Troutman Sanders LLP
5 Park Plaza, Suite 1400
Irvine, California 92614

troutman.com

March 15, 2019

ConversionPoint Holdings, Inc.

840 Newport Center Drive, Suite 450

Newport Beach, CA 92660

Re:	ConversionPoint Holdings, Inc.
Registration Statement on Form S-4 (File No. 333-228857)

Ladies and Gentlemen:

We have acted as counsel to ConversionPoint Holdings, Inc., a Delaware corporation (“New Parent”), in connection with the preparation of a registration statement on Form S-4, File No. 333-228857 (as the same may be amended and together with all exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the New Parent of up to 24,586,144 shares (the “Shares”) of the New Parent’s common stock, par value $0.0001 per share, upon the consummation of the mergers (the “Mergers”) of (i) CPT Merger Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of New Parent (“ConversionPoint Merger Sub”), with and into ConversionPoint Technologies Inc., a Delaware corporation (“ConversionPoint”), with ConversionPoint surviving the merger as a wholly owned subsidiary of New Parent, and (ii) CPT Cigar Merger Sub, Inc., a Nevada corporation, and another wholly owned subsidiary of New Parent (“Inuvo Merger Sub”), with and into Inuvo, Inc., a Nevada corporation (“Inuvo”), with Inuvo surviving the merger as a wholly owned subsidiary of New Parent, in each case, pursuant to that certain Agreement and Plan of Merger, dated as of November 2, 2018, by and among New Parent, ConversionPoint, ConversionPoint Merger Sub, Inuvo, and Inuvo Merger Sub, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated March 1, 2019 (as it may be amended from time to time, the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus (“Prospectus”), New Parent’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as we deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

ConversionPoint Holdings, Inc.
March 15, 2019

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act, (ii) the transactions contemplated by the Merger Agreement, including the Mergers, will have been consummated in accordance with the Merger Agreement, and (iii) the issuance of the Shares will have been duly authorized by New Parent’s Board of Directors or a committee thereof.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued as described in the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of its date and we undertake no (and hereby disclaim any) obligation to update this letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Troutman Sanders LLP